Exhibit 99.1

Blount International, Inc. 4909 SE International Way (97222 4679) PO Box 22127 Portland, OR 97269 2127 USA (503) 653-8881 FAX: (503) 653-4555

Contact:	David Dugan Director, Corporate Communications and Investor Relations 503-653-4692
Release:	Immediately

Blount Announces New Board Members

PORTLAND, OR, March 28, 2012: Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced that its Board of Directors (the “Board”) has elected Ms. Nelda J. Connors, as a Director, effective March 26, 2012. Ms. Connors’ appointment fills the vacancy created by the departure of Mr. R. Eugene Cartledge, who retired from the Board on November 4, 2011.

Ms. Connors, 46, is currently Chairwoman and Founder of Pine Grove Holdings, LLC, based in Chicago, Illinois, and is a Director of Boston Scientific Corporation. She served as President and CEO of Atkore International (formerly the Electrical and Metal Products segment of Tyco International) from 2008 to 2011. Previously, she served as Vice President at Eaton Corporation, holding several positions in operations, continuous improvement, and general management. Prior to Eaton, Ms. Connors was employed in a number of executive and management capacities in the automotive industry. Her work over 25 years has involved responsibilities in the U.S., Europe, and Asia.

Josh Collins, Chairman and Chief Executive Officer of Blount, stated, “We are extremely pleased to have Nelda Connors join our Board of Directors. She brings a wealth of knowledge and experience, especially in the areas of execution and operational excellence. Nelda’s extensive background in manufacturing, operations, and continuous improvement complements that of our other board members. We look forward to her contributions in the coming years as we focus on profitably growing our global business across our existing segments.”

Additionally, effective March 26, 2012, Blount’s Board of Directors increased the number of Directors to nine from eight. With the recommendation and nomination by the Nominating & Corporate Governance Committee, the Board elected Mr. David A. Willmott, currently Blount’s President and Chief Operating Officer, as a Director to fill the newly created ninth Board position.

“Since joining Blount in 2009, David has played a major role in setting our new strategy, repositioning our business portfolio, and overseeing the implementation of major initiatives and the general management of the Company,” stated Mr. Collins. “The Board will benefit greatly from David’s experience, knowledge, and sound judgment.”

Mr. Willmott joined the Company in December 2009 as Senior Vice President – Corporate Development & Strategy and became President and Chief Operating Officer in March 2011.

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Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chainsaws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, PowerNowTM, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.